Exhibit 99.2
FORM OF STOCK OPTION AGREEMENT
     THIS AGREEMENT made as of the                      day of                     , 20___.
BETWEEN:
                    , an individual of the City of                     , in the [Province/State] of                      (herein referred to as the “Optionee”)
- and -
PETROFLOW ENERGY LTD., a body corporate, incorporated under the laws of Canada, having an office in the City of Calgary, in the Province of Alberta (herein referred to as the “Corporation”)
WHEREAS:
1.	the Corporation has adopted a “rolling” Stock Option Plan (the “Plan”) to which Participants (as defined therein) may be granted options to purchase common shares in the capital of the Corporation;

2.	the Optionee is an eligible Participant under the Plan and the Corporation has agreed to provide to the Optionee, as an incentive, an option to purchase common shares in the capital of the Corporation; and

3.	the granting of such options to the Optionee was authorized by the Board on June 30, 2008.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants hereinafter set forth, and for other valuable consideration, the parties hereto have agreed as follows:
ARTICLE 1
DEFINITIONS
1.01 In this Agreement the following terms shall have the following meanings:
(a)	“Agreement”, “herein”, “hereto”, “hereof” and similar expressions means this Agreement, and includes any Agreement amending this Agreement or any Agreement or instrument which is supplemental or ancillary hereof;

(b)	“Board” means the Board of Directors of the Corporation;

(c)	“Expiration Date” means 4:30 p.m. (Calgary time) on the date which is five years from the Grant Date;

(d)	“Grant Date” in respect of the Share Option means , 20___.

(e)	“Option Shares” means the Shares the Optionee is entitled to purchase under a Share Option;

(f)	“Share” means a common share of the Corporation as constituted at the date hereof;

(g)	“Share Option” means an option to purchase Treasury Shares granted to the Optionee pursuant to this Agreement, and includes any portion of that option; and

(h)	“Treasury Share” means a theretofore unissued Share which is purchased directly from the Corporation by or for the account of the Optionee.
1.02 In this Agreement, the masculine gender shall include the feminine gender and the singular shall include the plural and vice versa wherever the context requires.
ARTICLE 2
SHARE OPTION
2.01 The Corporation hereby grants to the Optionee, subject to the terms and conditions set out herein and in the Plan, an irrevocable option to purchase                      Shares of the Corporation at a price of                      per Share at any time or from time to time on or before the Expiration Date unless subject to earlier termination in accordance with the Plan, after which time the Share Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Share Option hereby granted has not then been exercised.
ARTICLE 3
VESTING
3.01 The Share Option shall not be exercisable at all until the Grant Date. On the Grant Date, the Share Option shall vest and become exercisable with respect to 30% of the Option Shares and thereafter the Share Option shall vest or become exercisable in respect to 20% of the Option Shares on the 1st anniversary of the Grant Date, a further 20% of the Option Shares shall vest on the 2nd anniversary of the Grant Date, a further 15% of the Option Shares shall vest on the 3rd anniversary of the Grant Date, and the balance shall vest on the 4th anniversary of the Grant Date, and all or any part of the Option Shares which have vested and become exercisable may, subject to any applicable hold periods, be purchased at any time, or from time to time, thereafter, until the earlier of the Expiration Date and the termination of the Share Option pursuant to the provisions of Article 4 hereof.
ARTICLE 4
CURRENCY DURING TERM OF EMPLOYMENT
4.01 Notwithstanding anything to the contrary herein, Options are subject to early termination in accordance with the Plan.
ARTICLE 5
ADJUSTMENTS
5.01 In the event that, prior to the Expiration Date or exercise in full of the Share Option, the outstanding share capital of the Corporation shall be subdivided or consolidated into a greater or lesser number of Shares, or changed in any way, or, in the event of the payment of a stock dividend by the Corporation, the number and price of Option Shares remaining subject to the Share Option hereunder shall be increased or reduced in accordance with the Plan.

5.02 If, prior to the Expiration Date or exercise in full of the Share Option granted hereby, the Corporation shall at any time arrange with or merge into another corporation, the Optionee will thereafter receive, upon the exercise of the Share Option, the securities or property to which a holder of the number of Shares then deliverable upon the exercise of the Share Option would have been entitled upon such arrangement or merger, and the Corporation will take steps in connection with such arrangement or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, in relation to any securities or property thereafter deliverable upon the exercise of the Option granted hereby. A sale of all or substantially all of the assets of the Corporation for consideration (apart from the assumption of obligations) consisting primarily of securities, or a reorganization of the Corporation, shall be deemed to be an arrangement or merger for the foregoing purposes.
5.03 The Corporation shall not be obligated to issue any fractional Shares in satisfaction of its obligations hereunder.
5.04 If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of the Corporation or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Share Option in consequence thereof and the Share Option shall remain unaffected.
ARTICLE 6
RESERVATION OF TREASURY SHARES
6.01 The Corporation shall at all times during the term of this Agreement, reserve and keep available a sufficient number of Treasury Shares to satisfy the requirements hereof.
ARTICLE 7
RESTRICTION ON ASSIGNMENT
7.01 The Share Option granted hereby is, insofar as the Optionee is concerned, personal and non-assignable and neither this Agreement nor any rights in regard thereto shall be transferable or assignable except upon the death of the Optionee pursuant to the Plan.
ARTICLE 8
EXERCISE OF THE SHARE OPTION
8.01 The Share Option may be exercised by the Optionee in accordance with the Plan and the provisions hereof, from time to time, by delivery of written notice of such exercise, substantially in the form attached hereto, and payment therefor by cash or certified cheque to the Corporation at its principal office or registered office in the City of Calgary, in the Province of Alberta. Such notice shall state the number of the Option Shares with respect to which the Share Option is then being exercised. The Share Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and a tender of payment in full, notwithstanding any delay in the issuance and delivery of the certificates for the Shares so purchased. In the event that there should be a reduction of the exercise price for the Share Option granted hereunder, prior to such amendment in the exercise price becoming effective, the approval of “disinterested” shareholders of the Corporation shall be obtained for the reduction of the exercise price; provided, however, that such “disinterested” shareholder approval is then a requirement of any stock exchange on which the Shares are then listed or other regulatory body having jurisdiction.
8.02 As soon as practicable after exercise of the Share Option, the Corporation shall cause to be delivered to the Optionee or to the Optionee’s legal personal representative, or as otherwise directed in the notice of exercise, a certificate or certificates in the name of such person representing the number of Shares in respect of which the Share Option has been exercised; provided that the Corporation’s obligation to issue or deliver the Shares under the Share Option is subject to such compliance by the Corporation and the Optionee, or his or her legal personal representative, as the Corporation deems necessary or advisable under all laws, rules and regulations applying to the authorization, issuance, listing or sale of securities, and such obligation is also subject, if applicable, to the acceptance for listing of the Shares to be issued upon exercise of the Share Option by each stock exchange upon which the Corporation’s securities are then listed for trading. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and or pay for any Shares except those Shares in respect of which the Share Option shall have been exercised as hereinbefore provided.
ARTICLE 9
RIGHTS OF THE OPTIONEE PRIOR TO EXERCISE DATE
9.01 The Share Option herein granted shall not entitle the Optionee to any rights whatsoever as a shareholder of the Corporation with respect to any Shares subject to the Share Option until it has been exercised in accordance with Clause 8.01 and the Option Shares have been issued as fully paid and non-assessable Shares of the Corporation, including compliance with hold periods on resale imposed by securities laws or by any other stock exchange on which the Shares are then listed.
9.02 Nothing in this Agreement shall confer upon the Optionee any right to continue as a director, officer or employee of the Corporation or any of its subsidiaries, and nothing herein contained shall interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the Optionee’s position as a director, officer or employee of the Corporation.
ARTICLE 10
SECURITIES REGULATION
10.01 The Optionee agrees to comply with all regulatory requirements applicable to the Share Option or the resale of Shares acquired upon the exercise of the Share Option, including compliance with hold periods on resale imposed by securities laws or by any stock exchange on which the Shares are then listed.
ARTICLE 11
NECESSARY APPROVALS
11.01 The ability of the Optionee to exercise the Share Option and the obligations of the Corporation to issue and deliver Option Shares to the Optionee are subject to any approvals which may be required at law from the shareholders of the Corporation and to any approvals that may be required from, and any changes that may from time to time be required by, any stock exchange on which the Shares are then listed or other regulatory body having jurisdiction. If Option Shares cannot be issued to the Optionee as a result of the Corporation’s inability to obtain any such approvals or by virtue of any changes required by any stock exchange on which the Shares are then listed or other regulatory body having jurisdiction, the obligation of the Corporation to issue such Option Shares shall terminate and any amounts paid to the Corporation by the Optionee for the Option Shares will be returned to the Optionee.

ARTICLE 12
NOTICE
12.01 Any notice in writing require or permitted to be given hereunder shall be addressed to:
(a)	the Corporation at: #970, 717 – 7th Avenue S.W. Calgary, Alberta T2P 0Z3
(b)	the Optionee at:

ARTICLE 13
FURTHER ASSURANCES
13.01 The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such additional documents as may be required to give effect to the terms and intention of this Agreement.
ARTICLE 14
INTERPRETATION
14.01 It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board determine any such question of interpretation, construction or enforcement. It is therefore understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board and its majority decision shall be final and binding on both of the parties hereto.
14.02 The Optionee hereby acknowledges receipt from the Corporation of a copy of the Plan referred to on page 1 hereof. The Optionee further acknowledges that in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall prevail.
ARTICLE 15
ENTIRE AGREEMENT
15.01 This Agreement and the Plan to which this Agreement is subject, supersede all other agreements, documents, writings and verbal understandings among the parties relating to the Share Option granted hereunder and represent the entire agreement between the parties relating to the subject matter hereof.
15.02 This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto, or by their successors.
ARTICLE 16
TIME
16.01 Time shall be of the essence of this Agreement.

ARTICLE 17
ENUREMENT
17.01 Subject to the other provisions hereof, this Agreement shall enure of the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
17.02 This Agreement shall continue to constitute a binding obligation of the Corporation notwithstanding any change of control of its voting securities during the term hereof.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED in the presence of:	)
)
)
)

Witness

PETROFLOW ENERGY LTD.

Per:

NOTICE OF EXERCISE OF OPTION
     The undersigned Optionee (or his or her legal representative(s) as permitted under the Plan) hereby irrevocably elects to exercise this Option for the number and class of Shares (or other property or securities subject thereto) as set forth below:

(a)	Number of Shares to be Acquired:

(b)	Class of Shares:

(c)	Option Price per Share:

(d)	Aggregate Purchase Price [(a) X (c)]:

and hereby tenders cash, certified cheque or bank draft for such aggregate purchase price, directing such Shares to be registered and a certificate therefor to be issued as directed below.
     Dated this                     day of                             , 20              .

SIGNED IN THE PRESENCE OF:	)
)
)
)

	)	(Name of Optionee)
(Signature of Witness))
)
)

	)	(Signature of Optionee)
Direction as to Registration

(Name of Registered Holder)

(Address of Registered Holder)